Exhibit 10.2

24 Godwin Avenue

Suite B-1

Midland Park, NJ 07432

Telephone: (201) 652-2042

Fax: (201) 221-7699

AMENDMENT NO. 1 TO

CONSULTING and ADVISORY AGREEMENT

Reference is made to the Consulting and Advisory agreement dated as of July 16, 2013, between Energous Corporation (f/k/a DvineWave, Inc.) (“CLIENT”) and Financial Consulting Strategies LLC, ("CONSULTANT") (the “CONSULTING AGREEMENT”).

The parties hereby agree that, effective July 14, 2014:

Section 2. “Scope” is amended to include the engagement of Howard Yeaton to serve as the Interim Chief Financial Officer of Energous Corporation, a public company. CLIENT acknowledges and agrees that scope and authority as Interim Chief Financial Officer shall include:

1.	Serving as a member of the senior management team of the company,
2.	Coordination and review of all company filings with the Securities and Exchange Commission (“SEC”)
3.	Unrestricted access to other members of the management team, legal counsel and other advisors, in order to be aware of and provide direction in regard to financial and other matters that may need to be accounted for and disclosed within the company’s financial statements and to the SEC.
4.	Taking responsibility to sign Forms 10-Q and 10-K, (and the related officer certifications), as well as other financially oriented filings with the SEC, as the Energous Corporation Interim Chief Financial Officer and Principal Financial Officer.
5.	Oversee the production of monthly reports, as well as financial statements and cash flow projections for use by executive management, as well as the Audit Committee and Board of Directors.
6.	Attend, either in person or telephonically, Board and subcommittee meetings; including being the lead staff in connection with the Audit Committee.

7.	Supporting the Energous IR effort by assisting with the development of the Energous earnings press release and script;

Section 4. “Compensation” is amended to include compensation for providing the services of Interim Chief Financial Officer, which shall include (a) a monthly retainer of $5,000, paid in advance for each month serving as Interim Chief Financial Officer, (b) for services in the role of Chief Financial Officer which exceed 20 hours in any month, the payment for such additional hours of service at an hourly rate for a Partner as provided for in Section 4. “Compensation,” and (c) the reimbursement of travel and related expenses incurred in connection with performing the duties of the Interim Chief Financial Officer.

Energous Corporation (f/k/a DvineWave Inc.)

Consulting and Advisory Agreement

July 14, 2014

Section 6. “Indemnification” is amended to acknowledge and agree that duties in the capacity of Interim Chief Financial Officer are protected and covered under the Company’s directors’ and officers’ liability insurance policies and indemnification is provided on a basis consistent with Energous Corporation’s indemnification policies covering other executive officers and pursuant to Section 6.2 of the Energous Corporation amended and restated bylaws.

Section 17. “Independent Contractor Relationship” is determined not to apply to CONSULTANT in regard to services provided as Interim Chief Financial Officer, given the nature of the responsibilities.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to this CONSULTING AGREEMENT to be executed by their respective offices thereunto duly authorized, as of the date first written above.

Energous Corporation (f/k/a DvineWave Inc.) (“CLIENT”)

By:	/s/ Stephen R. Rizzone
Stephen R. Rizzone
Chief Executive Officer

Financial Consulting Strategies LLC (“CONSULTANT”)

By:	/s/ Howard R. Yeaton
Howard R. Yeaton
Managing Principal

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